EXHIBIT 10.5

ADVISOR CONSULTING AGREEMENT

This Advisor Consulting Agreement (this “Agreement”) is effective as of April 12, 2004 (the “Effective Date”), by and between Multi-Fineline Electronix, Inc. (the “Company”) and David Hsu, M.D. (“Consultant”).

RECITALS

A. The Company is engaged in the business of designing and manufacturing flexible printed circuits and assemblies (the “Business”).

B. The Company desires to retain Consultant to serve, and Consultant desires to serve, as a consultant to the Company to assist the Company with the development and operation of the Business.

NOW, THEREFORE, in consideration of their respective promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retention as Consultant. Subject to each of the terms, conditions and provisions of this Agreement, the Company hereby retains Consultant to serve, and Consultant hereby agrees to serve, as a consultant to the Company. In addition, Consultant hereby agrees to serve as “Chairman Emeritus” of the Company’s Board of Directors. In his capacity as Consultant, Consultant shall provide advisory and related services to the Company as reasonably requested by the Chief Executive Officer of the Company, subject to Consultant’s prior commitments and provided adequate notice has been given, but in no event shall Consultant be obligated to devote more than forty (40) hours per month in performing services to the Company under this Agreement (the “Consulting Services”). Such Consulting Services shall include financial planning, marketing and strategic advice. In his capacity as Chairman Emeritus, Consultant shall attend meetings of the Board of Directors in a non-voting capacity.

2. Compensation. In consideration for the Consulting Services to be rendered pursuant to this Agreement, the Company shall pay Consultant Nine Thousand Dollars ($9,000.00) per month.

3. Relationship of the Parties. Except as may be expressly provided elsewhere in this Agreement, Consultant shall act solely as an independent contractor and not as an employee of the Company. Consultant shall have authority only to act as a consultant and advisor to the Company and, in his capacity as such, Consultant shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. Consultant agrees to defend, indemnify and hold the Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses arising from any action taken by Consultant in contravention of this Section 3.

4. Inventions. To the extent that Consultant is not precluded from doing so by a pre-existing employment or consulting agreement or otherwise, and if, during any period of the term of this Agreement as a result of Consultant’s interaction with the Company, Consultant conceives, makes or develops any inventions relating in any way to the Company’s business or that of its subsidiaries or affiliates, Consultant will: (i) give notice thereof to the Company; (ii) assign to the Company all of Consultant’s rights therein; and (iii) execute and deliver any necessary documents and otherwise reasonably cooperate with the Company in the securing of patents or other intellectual property protections on such inventions. Consultant’s obligations under this Section 4 shall continue beyond the termination of this Agreement, and the Company shall compensate Consultant at a reasonable rate commensurate with rates paid for comparable services for time spent furthering the intent of this Section 4 after the termination of this Agreement.

5. Confidentiality. Consultant recognizes that the Company and its subsidiaries and affiliated corporations, and its customers, corporate partners or others (herein collectively referred to as “Related Parties”), own certain confidential information, including, but not limited to, secret or confidential data, proprietary information, trade secrets, technology, formulae, processes, procedures, scientific studies, regulatory submissions, business plans, information and the like, whether all of the same be in writing or not (all of which is referred to as “Confidential Information”). Consultant acknowledges that the Company has disclosed or may disclose to Consultant portions of Confidential Information of the Company or Related Parties, and agrees to maintain the confidential status of such Confidential Information. Consultant further agrees not to use such Confidential Information except in pursuit of Consultant’s duties hereunder or to disclose the same to persons not authorized in writing by the Company to receive such Confidential Information. Consultant will not make, and will take all reasonable steps necessary to prevent unauthorized parties from making, any copies, abstracts or summaries of any of the Confidential Information except in pursuit of Consultant’s duties hereunder and for the sole use and account of the Company.

6. Trade Secrets. During the term of this Agreement, Consultant will have access to and become acquainted with various trade secrets (which may consist, without limitation, of manuals, methods, formulas, processes, techniques, lists or other identification of customers or suppliers and compilations of information and records (the “Trade Secrets”)) which are owned by the Company. Consultant shall not, except with prior written authorization of the Company, disclose any of the Trade Secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the performance of services hereunder; provided, however, that Consultant shall not be obligated to keep in confidence or incur any liability for disclosure of any information received which (i) was within the public domain without any breach of this Agreement; (ii) is released into the public domain without any breach of this Agreement; or (iii) is required to be disclosed by a court or governmental agency. All files, records, documents, manuals, brochures and similar items relating to the Company’s business, whether prepared by Consultant or otherwise and coming into Consultant’s possession in the course and scope of this Agreement, shall remain the exclusive property of the Company.

7. Conflict of Interest. Consultant agrees that, during the term of this Agreement, Consultant will not, without the Company’s prior written consent, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business competitive with the Company.

8. Termination. This Agreement shall terminate two (2) years from the date of the completion of the Company’s initial public offering of its common stock; provided, however, that this Agreement may be terminated at an earlier date (i) by either party in the event that the other party materially breaches this Agreement and fails to cure such material breach within thirty (30) days or (ii) upon the parties’ mutual written agreement.

9. Notices and Communications. All communications relating to the activities necessary to render the Consulting Services shall be exchanged between Consultant and the applicable representatives of the Company. All other notices, demands and communications required or permitted hereunder shall be in writing and shall be delivered personally to the respective representatives of the Company and Consultant set forth below or shall be mailed by registered mail, postage prepaid, return receipt requested. Notices, demands and communications hereunder shall be effective: (i) if delivered personally, on delivery; or (ii) if mailed, five (5) days after deposit thereof in the United States mail addressed to the party to whom such notice, demand, or communication is given. Until changed by written notice, all such notices, demands and communications shall be addressed as follows:

To the Company:	Multi-Fineline Electronix, Inc. 3140 E. Coronado Street, Suite A Anaheim, California 92806 Attn: Philip A. Harding

With a copy to:	Pillsbury Winthrop, LLP 11682 El Camino Real, Suite 200 San Diego, California 92130 Attn: Christopher M. Forrester, Esq.

If to Consultant:	David Hsu, M.D.

10. Assignments; Binding Effect. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the prior written consent of the Company. Subject to the foregoing, all terms and conditions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

11. Limitation of Liability; Indemnity. Except as provided in Section 3 above, Consultant shall have no liability to the Company on account of any Consulting Services rendered to the Company, provided Consultant believed in good faith that such advice was useful or beneficial to the Company at the time it was rendered. The Company shall indemnify and hold harmless Consultant from and against any actual or threatened claims, lawsuits, actions or liabilities (including the fees and expenses of counsel and other litigation costs) of any kind or nature, arising as a result of or in connection with this Agreement and his services, activities and decisions hereunder, except that the Company will not be obligated to so indemnify Consultant if, and to the extent that, such claims, lawsuits, actions or liabilities against Consultant directly result from his own gross negligence or willful misconduct, as admitted in any settlement or held in any final, non-appealable judicial or administrative decision. In connection with such indemnification, the Company shall promptly remit or pay to Consultant any amounts which Consultant certifies to it in writing are payable to Consultant.

12. Applicable Law; Severability. This document shall be governed by the laws of the State of California, without regard to the conflicts of laws provisions thereof. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any contrary present or future statute, law, ordinance or regulation, the latter shall prevail, but the provision of this document which is affected shall be eliminated or limited only to the extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

14. Attorneys’ Fees and Costs; Mediation. The prevailing party in any proceeding brought to enforce or interpret any provision of this Agreement shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements incurred in connection with such proceeding, including, but not limited to, the reasonable costs of experts, accountants and consultants and all other reasonable costs and services related to the proceeding, including those incurred in any appeal, jointly and severally, from the nonprevailing party or parties. Prior to initiating a lawsuit against the other party, each party shall submit to non-binding mediation in the event of a dispute under this Agreement.

15. Headings. The headings used in this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

16. Modifications or Amendments. No amendment, change or modification of this document shall be valid unless it is in writing and signed by all the parties hereto and expressly states that it is an amendment, change or modification of this Agreement is intended.

17. Separate Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Entire Agreement. This Agreement shall constitute the entire understanding and agreement between the parties hereto and shall supersede any and all written or oral agreements or letters of intent pertaining to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MULTI-FINELINE ELECTRONIX, INC.

By:	/s/ Philip A. Harding

Philip A. Harding Chief Executive Officer

CONSULTANT

/s/ Kar Ding David Hsu

David Hsu, M.D.

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